EXHIBIT 99.1
ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF DIVIDEND ELECTIONS

Great Neck, New York – January 26, 2010 – One Liberty Properties, Inc. (NYSE: OLP)  announced the results of its stockholders’ elections relating to its quarterly dividend of $.22 per share, payable on January 25, 2010 to record holders on December 22, 2009.

The terms of the dividend, including the ability of stockholders to elect to receive the distribution in the form of cash or shares of One Liberty’s common stock, and a limitation on the aggregate amount of cash to be paid in the distribution, were described in detail in the prospectus supplement, dated December 22, 2009, and filed with the Securities and Exchange Commission on December 22, 2009. The elections were required to be submitted prior to 5:00 p.m. (Eastern Time) on January 13, 2010.

Based on stockholder elections, the dividend will consist of approximately $245,600 in cash and 216,455 shares of One Liberty’s common stock. The number of shares included in the distribution is calculated based on $10.2046, the volume weighted average price per share of One Liberty’s common stock on the New York Stock Exchange on January 13, 14 and 15, 2010.  Summarized results of the dividend elections are as follows:

•	To stockholders electing to receive the dividend in cash, One Liberty will pay the dividend in the form of $.0489338 per share in cash and $.1710662 per share in stock.

•	One Liberty will pay the dividend in shares of its common stock to all other stockholders.

•	One Liberty will pay fractional shares in cash.

The dividend (whether received in cash, stock, or a combination thereof) will be treated for Federal income tax purposes as a cash dividend attributable to 2009, allowing One Liberty to satisfy its real estate investment trust distribution requirements while preserving cash for other corporate purposes.

For stockholders whose shares are held through a bank, broker or nominee, questions regarding the dividend should be directed to the bank, broker or nominee.  For registered stockholders, questions regarding the dividend should be directed to One Liberty’s transfer agent: Shareholder Services at American Stock Transfer and Trust Company at (718) 921-8200 or toll free at 1-800-937-5449.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's filings with the Securities and Exchange Commission.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	David W. Kalish
(516) 466-3100